Exhibit 10.2

MORTGAGE NOTE

$440,000.00	Alachua, Florida	September 15, 2010

FOR VALUE RECEIVED, the undersigned promise to pay to the order of Damon Stone and Danielle Stone, husband and wife, the sum of Four Hundred Forty Thousand and 00/100 Dollars ($440,000.00) with interest from the date hereof at the rate of Five and Three Eighths Percent (5.375%) per annum on the balance from time to time remaining unpaid.  The said principal and interest shall be payable in lawful money of the United States of America at Post Office Box 1523, Alachua, Florida 32616, or at such place as may hereafter be designated by written notice from the holders to the makers hereof, on the date and in the manner following:

Interest only payments in the amount of $750.00 per month, due on October 1, 2010, November 1, 2010 and December 1, 2010.

Thereafter the principal balance, including interest at the rate of Five and Three Eighths Percent (5.375%) per annum, is to be paid in equal monthly installments of $2995.73 each, commencing January 1, 2011 and continuing on the same day of each and every month thereafter until September 15, 2015, at which time the entire remaining principal balance and accrued interest is due and payable.  There shall be a late fee of Five Percent (5%) of the monthly payment, due with the monthly payment, if any payment is not received within 15 days from the date when due.

This Note may be prepaid in whole, or in part, without penalty.

This Note with interest is secured by a Mortgage on real estate, said Mortgage being of even date herewith, between the makers hereof and the said payees, and shall be construed and enforced according to the laws of the State of Florida. The terms of said Mortgage are by this reference made a part hereof.

If default be made in the payment of any of the sums or interest mentioned herein or in said Mortgage, or in the performance of any of the agreements contained herein, or in said Mortgage, then the entire principal sum and accrued interest shall at the option of the holders hereof become at once due and collectible without notice, time being of the essence; and said principal sum and accrued interest shall both bear interest from such time until paid at the rate of Eighteen Percent (18%) per annum. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent defaults.

Each person liable hereon whether maker or endorser, hereby waives presentment, protest, notice, notice of protest, and notice of dishonor, and agrees to pay all costs, including a reasonable attorney's fee, whether suit be brought or not, if, after maturity of this note or default hereunder, or under said mortgage, counsel shall be employed to collect this note or to protect the security of said mortgage.

Whenever used herein, the terms "holder," "maker," and "payee" shall be construed in the singular or plural as the context may require or admit.

NanoSonic Products, Inc., a Florida corporation

By:          /s/ Jeffrey L. Tate
Jeffrey L. Tate, President

CTD Holdings, Inc., a Florida corporation

By:          /s/ C.E. Rick Strattan
C.E. Rick Strattan, Chief Executive Officer

Makers’ Address:
27317 NW 78th Avenue
High Springs, Florida 32643